UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 30, 2017

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

933 MacArthur Boulevard

Mahwah, New Jersey 07430

(Address of principal executive offices, including zip code)

(551) 777-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Transformation Bonus Program

On March 30, 2017, the Compensation and Stock Incentive Committee (the “Committee”) of the Board of Directors of Ascena Retail Group, Inc. (the “Company”) approved the adoption of the Transformation Bonus Program (the “Program”) pursuant to the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”). The purposes of the Program are to enhance the performance of the Company and create long-term stockholder value by motivating key executives to deliver significant cost savings consistent with the Company’s “Change for Growth” enterprise transformation program and by encouraging retention of key executives in light of the competitive market for talent. Under the Program, certain of the Company’s key executives, including the Company’s named executive officers (but excluding the Company’s Chairman, President and Chief Executive Officer), will be eligible to earn bonus awards payable in cash based upon the Company’s achievement of certain cost reduction targets during the period beginning on January 1, 2017 and ending on the last day of the Company’s 2021 fiscal year (the “Performance Period”). The named executive officers who participate in the Program are Robb Giammatteo, John Pershing and Duane D. Holloway.

The actual amount of the bonus that may be earned under the Program, if any, will be determined at the end of each of the Company’s 2018 through 2021 fiscal years based upon the Committee’s determination of the Company’s achievement of cost reduction targets across specified areas of the Company’s business consistent with performance goals under the 2016 Plan (“Realized Savings”). Realized Savings will be measured at the end of each of the Company’s 2018 through 2021 fiscal years.

Bonus awards under the Program will be calculated as a multiple of the participant’s annual base salary as in effect on January 1, 2017 (the “2017 Salary”). The multiples vary by participant, ranging from a minimum annual multiple of 0.5 times 2017 Salary to a maximum cumulative multiple of 5.5 times 2017 Salary for the Performance Period. The multiples increase based on the level of achievement of Realized Savings, which achievement will be determined by the Committee as of the end of each fiscal year during the Performance Period. No bonuses will be paid if Realized Savings does not equal $150 million, nor will any bonuses be paid for Realized Savings in excess of $450 million.

To enhance the retention value of the Program and to further align with long-term value creation, payments of bonuses under the Program, to the extent earned, will generally be made within 60 days following the end of each fiscal year that follows the fiscal year in which the bonus is earned. In general, in order to receive a payment of a bonus under the Program, participants must be employed by the Company on the date that bonuses are paid, although bonuses that the Committee deems to have been earned at the end of a fiscal year will be paid to participants whose employment terminates due to death or disability prior to the payment date. In addition, in the event of a change in control of the Company, the Committee will determine the extent to which Realized Savings has been achieved, and based upon the Committee’s determination, participants will be eligible to receive pro-rated bonuses based upon the portion of the fiscal year that elapsed prior to the consummation of the change in control.

The amount payable to a participant under the Program for each fiscal year is subject to an annual maximum bonus cap and may be reduced based on payments made to the participant under the Company’s Incentive Compensation Plan. Further, notwithstanding the Company’s achievement of Realized Savings, payments under the Program in any given period will be reduced by 50% if the Company’s cumulative operating income (as defined by the Committee with respect to the payment of bonuses under the Company’s Incentive Compensation Plan) for the Fall and Spring seasons of each fiscal year is not achieved at threshold level. Prior to the consummation of a change in control, the Committee retains the right to exercise negative discretion to reduce the amount of any bonus earned under the Program based upon achievement of Realized Savings targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: April 5, 2017	By:	/s/ Robb Giammatteo

		Name:	Robb Giammatteo
		Title:	Executive Vice President, Chief Financial Officer (Principal Financial Officer)